EXHIBIT 99.1

12/03/2020

Global Warming Solutions Inc. enters highly profitable electric vehicle conversion markets.

Global Warming Solutions Inc., (OTC MARKETS: GWSO), through its fully owned subsidiary Alterna Motors, LLC, announced today that it has entered the lucrative EV conversion market with a cost-effective retrofitting solution for e-mobility.

Alterna Motors is partnering with European-based Classic Electro LLC to install universal electric kits that will transform conventional cars into EV’s.

“We have been looking for a strategic partnership in Eastern Europe for quite some time now and have finally found it. The transportation sector is the largest producer of greenhouse gases, and the rise of electric cars will help to combat this. The German government wants to establish themselves as the leading supplier of electric mobility. California is also set to phase out the sale of all gasoline-powered vehicles by 2035 in a bid to lead the U.S. in reducing greenhouse gas emissions by encouraging the state's drivers to switch to electric cars. Also, the U.K. plans to ban sales of gasoline- and diesel-powered passenger cars in 2035.

The French government is currently planning to eliminate gas and diesel cars by 2040. Norway has also aimed to do the same in 2025. Trying to build an electric car company requires a lot of time and money. The retrofitting of certain model passenger cars and commercial fleets, as well as vintage cars is an intelligent and quicker way to enter the industry. That’s why we have chosen Classic Electro LLC. as our partner. They have a strong background and experience in building the products and delivering them to the customers.” said Vladmir Vasilenko, CEO of Global Warming Solutions, Inc.

The company is looking to open its own retrofitting centers, or create special arrangements with Auto Repair Shops by the beginning of 2021. Germany will be the first market the company plans to enter.

"The markets for used electric vehicles that are subject to environmental improvement meeting the level of electric transport are multiplying before our eyes. My company since 2018 has been engaged in the conversion process. We know this market well, and with the support of Alterna Motors we can expand exponentially and take the leading position in the EV space,” stated Sergey Zhiltsov, CEO of Classic Electro LLC.

To learn more about Global Warming Solutions, Inc. Visit: http://www.gwsogroup.com

Forward-Looking Statements

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent the Company’s current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect the opinions of the Company’s management only as of the date of this release. Please keep in mind that the Company is not obligating itself to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as: potential, expect, look forward, believe, dedicated, building, or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by the Company herein are often discussed in filings the Company makes with the United States Securities and Exchange Commission (SEC) available at www.sec.gov and on the Company’s website at https://www.gwsogroup.com.

Contact:

Vladimir Vasilenko
CEO
Global Warming Solutions, Inc.
Vladimir@gwsogroup.com